EXHIBIT 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ROADSHIPS HOLDINGS INC.

Roadships Holdings Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law"), certifies as follows:

(1)	The name of the Corporation is Roadships Holdings Inc.

(2)

The Corporation was originally incorporated in the state of Delaware under the name "Caddystats, Inc." by the filing of the original certificate of incorporation of the Corporation with the office of the Secretary of State of the State of Delaware on June5, 2006.

(3)

This Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Sections 242 and 245 of the Delaware General Corporation Law and by the written consent of its stockholders in accordance with Section 228 of the Delaware General Corporation Law.

(4)

Pursuant to Section 245 of the Delaware General Corporation Law, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation.

(5)	This Amended and Restated Certificate of Incorporation shall become effective on November 2, 2015.

(6)	The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

ARTICLE I

The name of the corporation is Tautachrome Inc.

ARTICLE II

The address of the Corporation's registered office in the State of Delaware is 501 Silverside Road, Suite 105, Wilmington, DE 19809. The name of the Corporation's registered agent at such address is VALIS Group Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

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ARTICLE IV

The total number of shares of all classes of stock that the Corporation has authority to issue is 4,100,000,000 shares, consisting of 4,000,000,000 shares of Common Stock, par value $0.00001 per share ("Common Stock"), and 100,000,000 shares of Preferred Stock, par value $0.0001 per share ("Preferred Stock").

The Board of Directors is authorized, subject to the limitations prescribed by law, by resolution or resolutions, to provide for the issuance of shares of Preferred Stock in one or more series, and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, including without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders of the Corporation generally are entitled to vote; except that, unless otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation of the Corporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series of Preferred Stock, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the Delaware General Corporation Law.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is authorized to adopt, alter, amend or repeal the Bylaws of the Corporation, except that the Board of Directors may not repeal or amend any Bylaw that the stockholders of the Corporation have expressly provided may not be amended or repealed by the Board of Directors.

ARTICLE VI

To the full extent that the Delaware General Corporation Law, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of this Article VI shall not adversely affect any right or protection of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

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ARTICLE VII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article VII.

ARTICLE VIII

The Corporation reserves the right to amend this Amended and Restated Certificate of Incorporation in any manner permitted by the Delaware General Corporation Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.

IN WITNESS WHEREOF, Roadships Holdings Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on this 18th day of October, 2015.

ROADSHIPS HOLDINGS INC.

By:	/s/ Jon N. Leonard
Dr. Jon N. Leonard
Chief Executive Officer and President

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